EXHIBIT 99.1







             POORE BROTHERS ANNOUNCES NEW ARIZONA PLANT START-UP AND
                   CONSOLIDATION OF MANUFACTURING OPERATIONS


Goodyear, AZ, September 17, 1997 - Poore Brothers, Inc. (NASDAQ: POOR) announced the successful start-up of production at the Company's new 60,000 square foot Goodyear, Arizona manufacturing facility and the consolidation of manufacturing operations in that facility. The Company has recently closed its old Arizona facilities. As a result of this consolidation, the Company will be closing its LaVergne, Tennessee manufacturing operation in late September. The consolidation and closure of the Tennessee facility will result in charges of approximately $500,000 and the elimination of about 35 jobs. Substantially all of the charges will occur in the current quarter.

The Company's new Goodyear, Arizona facility was built with the flexibility and capacity to manufacture all Poore Brothers' products, thus eliminating the need and costs associated with operating two smaller manufacturing facilities. Eric
J. Kufel, President and CEO, stated, "Our new Arizona operation is substantially more efficient than our previous facilities. The savings associated with operating one facility far outweigh the incremental shipping costs incurred as a result of closing the Tennessee operation. Additionally, recent significant investments in new production and quality assurance equipment will now allow us to provide all customers with enhanced product quality. The Company anticipates achieving gross profit improvements in the fourth quarter of 1997 due to lower manufacturing costs as a result of these actions."

The Arizona start-up and the consolidation of operations from the Company's two smaller facilities marks the end of an aggressive six-month restructuring plan by the new management team designed to improve the Company's cost structure and focus the Company on growing its core potato chip business. In addition to construction of the new plant and manufacturing consolidation, management sold the Company's unprofitable Texas distribution business and discontinued several unprofitable non-Poore Brothers product lines from its Arizona distribution business. In total, these moves resulted in the shedding of approximately $5 million in unprofitable revenues, which represented nearly 30% of the Company's 1996 reported sales.

Mr. Kufel added, "We are a leaner, more focused organization with a base business that now has the potential to achieve profitable long-term growth. Non-performing businesses have been eliminated and we are now aggressively pursuing new revenue opportunities to replace those unprofitable businesses."

Poore Brothers also announced that since the beginning of the year, it has achieved Poore Brothers potato chip distribution in over 600 new stores, primarily in Southern California chains (including Ralphs, Vons, Lucky, Stater Brothers, Hughes and Albertsons) and Colorado chains
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(including Safeway and Albertsons).  Mr Kufel commented,  "Although we have very successfully acquired new shelf space for our products, we now need to invest in trial-oriented marketing programs to stimulate strong new account growth. Our ability to invest in marketing programs is directly linked to our ability to generate cost savings."

The Company also announced that it had reached a two-year agreement with one of the largest supermarket chains in Southern California, whereby Poore Brothers will be the exclusive manufacturer of their private label potato chips. Additionally, Poore Brothers products were selected recently to be featured in November 1997 on QVC, the TV home-shopping network. Poore Brothers was honored by the network as one of Arizona's best consumer products. QVC reaches over 60 million households across America.

Mr. Kufel added, "While 1997 has been a difficult transition year, the Company is now well positioned and capable of achieving profitable long-term growth. Without the unnecessary burden of subsidizing losses from non-strategic operations, we look forward to investing in core business growth."

Poore Brothers manufactures batch cooked potato chips and distributes them under the Poore Brothers brand name throughout the western and southern United States. Poore Brothers manufactures and distributes private label potato chips for sale by grocery chains served by its Arizona manufacturing facility, and also distributes throughout Arizona a variety of snack food products manufactured by other companies.

For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Vice President and Chief Financial Officer, at (602) 925-0731 (ext. 169).

Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.